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FORM 8-A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GOLDCORP INC. (Exact name of registrant as specified in its charter)
Province of Ontario Not Applicable (State of incorporation or organization) (I.R.S. Employer Identification No.)
Waterfront Centre Suite 1560, 200 Burrard Street Vancouver, British Columbia V6C 3L6 Canada (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Common Share Purchase Warrants	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:

                                  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                                  Not Applicable

Item 1. Description of Registrant's Securities to be Registered.

Goldcorp Inc. (the "Registrant") is registering on this registration statement on Form 8-A Common Share Purchase Warrants (the "New Warrants"). The New Warrants are being issued by the Registrant pursuant to an offer to holders of the Registrant's existing warrants to exercise their warrants during a 30-day exercise period to acquire a fraction of a New Warrant in addition to the number of common shares of the Registrant ("Common Shares") otherwise issuable upon the exercise of such warrants.

The New Warrants

The New Warrants will be created and issued pursuant to the terms of a warrant indenture, dated as of May 5, 2006 (the "New Warrant Indenture"), between the Registrant and CIBC Mellon Trust Company (the "Warrant Agent").

Each whole New Warrant will entitle the holder thereof to purchase one Common Share at a price equal to 150% of the volume weighed average trading price of the common shares on the Toronto Stock Exchange for the five trading days ending on June 9, 2006 at any time before June 9, 2011, after which time the New Warrants will expire and be void and of no value.

Adjustments to the Exercise Price of the New Warrants

The New Warrant Indenture contains provisions designed to protect the holders of Warrants against dilution upon the happening of certain events. The number of Common Shares issuable upon exercise of the Warrants is subject to adjustments from time to time in the event of a distribution by the Registrant to all or substantially all of the holders of Common Shares of rights, options or warrants to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares, extraordinary distributions of cash or other property to holders of Common Shares or a stock dividend on, or a subdivision or combination of, the Common Shares. Such adjustments are fully described in Section 2.12 of the New Warrant Indenture.

Method of Exercise of the New Warrants

The New Warrants may be exercised by surrendering to the Warrant Agent a warrant certificate at any time on or before June 9, 2011 with a duly completed and executed subscription of the registered holder or its duly authorized agent specifying the number of shares subscribed for and accompanied by payment of the aggregate exercise price of the New Warrants to be exercised, which payment may be made, at the registered holder's option, by delivery of a certified cheque, bank draft or money order in lawful money of Canada.

The Registrant has authorized and will reserve for issuance a number of Common Shares sufficient to provide for the exercise of all of the New Warrants. When delivered in accordance with the New Warrant Indenture, such Common Shares will be fully paid and non-assessable.

Item 2. Exhibits

The following documents are filed as part of this Registration Statement:

Exhibit No.	Document
1.	Goldcorp Common Share Purchase Warrant Indenture (including the form of Common Share Purchase Warrant certificate), dated as of May 5, 2006, between Goldcorp Inc. and CIBC Mellon Trust Company.

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SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

        Date: May 30, 2006

Goldcorp Inc.
By:	/s/ ANNA M. TUDELA Name: Anna M. Tudela Title: Director, Legal and Assistant Corporate Secretary

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